SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report:  March 6, 2003
(Date of earliest event reported)

TIVO INC.
(exact name of registrant as specified in its charter)

Commission File:
000-27141
Delaware		77-0463167

(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street
P.O. Box 2160
Alviso, California 95002
(Address of Principal executive offices, including zip code)

(408) 519-9100

(Registrant’s telephone number, including area code)

ITEM 5.  OTHER EVENTS

On March 6, 2003, we announced financial results for our fourth quarter and year ended January 31, 2003.

Service and technology revenue for the quarter increased 103% to $13.7 million, compared with $6.8 million for the three months ended January 31, 2002. Net loss for the quarter was $32.5 million, or $(0.56) per share, an improvement from a net loss of $41.6 million, or $(0.92) per share, for the three months ended January 31, 2002.  These quarterly net loss results include $17.9 million in non-cash items related to the temporary reduction in the conversion price of our notes.

Service and technology revenue for the fiscal year ended January 31, 2003 grew 210% to $60.2 million, compared with $19.4 million for the twelve months ended January 31, 2002. Net loss for the year was $82.3 million, or $(1.61) per share compared to a net loss of $160.7 million, or $(3.74) per share for the twelve months ended January 31, 2002. These annual net loss results include $9.2 million in items related the repurchase of convertible preferred shares from America Online in April 2002 and also include $17.9 million in non-cash items related to the temporary reduction in the conversion price of our notes.

We added approximately 115,000 new subscribers in the fourth quarter, bringing the total subscriber base to approximately 624,000 as of January 31, 2003. Our subscriber base grew 64% during the fiscal year.

In January, Samsung, Philips and Toshiba announced new consumer products that integrate the TiVo Service, joining Sony and Hughes. Toshiba unveiled its new DVD/DVR product with TiVo. Samsung and Philips announced that they will offer DIRECTV receivers with TiVo later this year. And existing partner Hughes announced at CES that it will offer an HDTV receiver built on a new TiVo technology platform.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These statements relate to, our business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions.  Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2002, and the Quarterly Reports on Form 10-Q for the periods ended April 30, 2002, July 31, 2002 and October 31, 2002, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except subscriber and per share data)

	Three Months Ended		12 Months Ended

	January 31, 2003	January 31, 2002	January 31, 2003	January 31, 2002

Service revenues	$11,350	$6,753	$39,261	$19,297
Technology revenues	2,365	—	20,909	100

Service and Technology revenues	13,715	6,753	60,170	19,397

Hardware sales	14,511	—	45,620	—
Rebates, revenue share & other payments to channel *	(5,212)	—	(9,780)	—

Net revenues	23,014	6,753	96,010	19,397

Cost of service and technology revenues	6,829	4,822	25,152	19,914
Cost of hardware sales	14,048	—	44,647	—

Gross profit (loss)	2,137	1,931	26,211	(517)

Research and development	6,319	5,874	20,714	27,205
Sales and marketing	3,965	27,729	48,117	104,897
General and administrative	3,365	4,587	14,465	18,875

Operating loss	(11,512)	(36,259)	(57,085)	(151,494)

Interest (income) and other expense, net	555	1,015	(1,125)	658
Preferred stock dividend and accretion	—	428	1,665	3,018
Amortization of discount on convertible debt and other non-cash expenses	20,299	3,880	24,211	4,553
Provision for taxes	164	—	425	1,000

Net loss attributable to common stock	$(32,530)	$(41,582)	$(82,261)	$(160,723)

Net loss per share - basic and diluted	$(0.56)	$(0.92)	$(1.61)	$(3.74)

Shares used in per share computation	58,496	45,276	51,219	42,956

Other Data
Net Activations	115,000	100,000	245,000	226,000
Cumulative Subscribers	624,000	380,000	624,000	380,000

* Reflects TiVo’s adoption of EITF 01-09, a new accounting rule which requires that certain payments to customers are shown as a reduction of revenue rather than a sales and marketing expense.  There were no such payments in FY2002.
Certain reclassifications have been made to prior years’ financial information to conform with the current period presentation.

TIVO INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31, 2003	January 31, 2002

ASSETS
Cash, cash equivalents and short-term investments	$44,201	$52,327
Restricted cash	—	51,735
Accounts receivable, net	5,839	2,185
Accounts receivable - related parties	1,271	6,687
Inventories	7,273
Prepaid expenses and other	3,768	6,431
Prepaid expenses and other - related parties	7,825	12,423
Property and equipment, net	12,143	18,146

Total assets	$82,320	$149,934

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$33,023	$28,915
Accounts payable and accrued liabilities - related parties	3,359	28,902
Deferred revenue	56,373	36,338
Deferred revenue - related parties	6,077	11,427
Convertible notes payable, long term (face value $10,450)	4,265	18,315
Convertible notes payable - related parties, long term (face value $10,000)	3,920	9,426
Redeemable convertible preferred stock	—	46,555
Total stockholders’ deficit	(24,697)	(29,944)

Liabilities, redeemable convertible preferred stock & stockholders’ deficit	$82,320	$149,934

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: March 7, 2003	By:	/s/ DAVID H. COURTNEY

David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration (Principal Financial and Accounting Officer)